                                                                    Exhibit 99.1

               EXCERPTS FROM PRESS RELEASE DATED FEBRUARY 15, 2002
    TELECOM COMPANY TOUCH AMERICA COMPLETES TRANSFORMATION, EMERGES AS UNIQUE
                      BROADBAND NETWORK AND SERVICES ENTITY

      BUTTE, Mont., Feb. 15 /PRNewswire-FirstCall/ -- Touch America Holdings, Inc. (NYSE: TAA) announced today it has completed its transition to a stand-alone fiber-optic network and broadband products and services telecommunications company with the sale of its Montana electric and natural gas utility subsidiary to NorthWestern Corporation (NYSE: NOR).

      MPC announced on March 28, 2000, it would divest all of its energy companies, including its utility, to focus on the fiber-optic network and broadband products and services business under Touch America. The sale of the utility today completes the divestiture process and results in Touch America becoming a stand-alone company.

      Touch America presently owns and operates a 23,000-route-mile, state-of-the-art, high-speed fiber-optic network that will span 26,000-route miles, serves some 300,000 wholesale, commercial and consumer customers with a variety of products and services for transporting voice, data and video, and provides Internet and, with a partner, managed security services.

      NorthWestern paid Touch America $602 million in cash and assumed $488 million in debt for the electric and natural gas transmission and distribution company that spans the western two-thirds of Montana. The cash will be used by Touch America to eliminate debt, buy back two issues of MPC preferred stock and for normal business purposes.

       Forward-looking information is subject to risk and uncertainty. Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the companies believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in performance are contained in the companies' Annual Reports on Form 10-K filed with the Securities and Exchange Commission.